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Exhibit 10.21

Joint Venture Agreement for

Kopin Corporation, Bright LED, and KTC

12 November 2004

The parties entering into this Joint Venture Agreement:

1. Kopin Corporation of Massachusetts, U.S.A. (Kopin)

2. Bright LED Electronics Corporation of Taiwan (Bright LED)

3. KTC of Taiwan (KTC)

Whereas Kopin has substantial InGaN LED die manufacturing technology and capacity in the U.S.A., and

Whereas Bright LED, being one of the largest LED packaging manufacturers in Taiwan, has an extensive China operation management experience, and low-cost manufacturing management know-how, and

While KTC has existing epitaxial wafer manufacturing facility and experience, and

Now that Kopin, Bright LED, and KTC want to form a Joint Venture (JV) company to start LED Die Manufacturing with Die manufacturing in China and Epi Manufacturing in Taiwan to address the high-volume Blue and Green LED demand.

Here within are the terms agreed among the three parties:

A. Business Model and Investment Scale

1.	Kopin, Bright LED, and KTC will form a JV company in an oversea location such as Hong Kong, Bermuda, or British Virgin Island. This JV company will wholly own a LED Die Manufacturing company in China, and Epi Manufacturing company in Taiwan.

2.	The initial investment will be US$13M, of which Kopin and Bright LED will each contribute US$3M, and KTC will contribute $2M. The remaining US$5M will be invested by invited investors from outside. Kopin will hold 3M shares, Bright LED will hold 3M shares, KTC will hold 2M shares and the outside investors will hold 3.5M shares of the JV.

3.	The JV will set up the InGaN LED Die Manufacturing line in China to

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produce blue and green LED dies, starting with a capacity of about 30M dies per month. The JV will set up the InGaN Epi Manufacturing at KTC factory in Taiwan, with the equipments consigned to KTC. The JV will purchase the Epi wafers from KTC as OEM order.

4.	As Bright LED is consuming a large quantity of LED dies each month, Bright LED may purchase a reasonable quantity of LED dies from the JV. This will help to bring up the production capacity and give initial business to the JV. Again, to ensure competitiveness of all parties, this relationship is not compulsory. The JV is also free to sell LED dies to other customers.

5.	In case the cost structure of the JV is not competitive on the market, the three parties shall work closely to find a solution to lower the cost and make JV competitive on the market. The solution may involve technical aspects as well as management aspects.

6.	The JV should use a company name neutral to and mutually accepted by Kopin, Bright LED, and KTC.

7.	A Management Council, consisting at least of Chairman of Bright LED, Chairman of Kopin, Chairman of KTC and the President / General Manager of the JV, shall be formed to resolve the future product transfer pricing issues. The Management Council shall meet quarterly. However, in the first year of operation, the Council shall meet once every two months. The basic principle is that the JV shall sell the LED dies to Bright LED at fair market prices. The buying and sourcing shall also be open to the external customers and suppliers to make all involved parties competitive.

B. Kopin’s Contribution and Obligations

1.	In addition to its cash contribution as described under A.2 above, Kopin will contribute to the JV the InGaN LED Die Process and Epi know-how and technology free of charge. However, the JV will pay for the actual cost incurred during the process of transferring the technology to the JV’s China and Taiwan operation.

2.	Kopin has the responsibility for identifying technical and senior management candidates to be recruited to run the new operation. The final personnel decision will be mutual between Bright LED, KTC and Kopin.

3.	Kopin will transfer the InGaN epitaxial wafer production process and equipments to JV to be located at KTC in Taiwan. KTC will setup a technical team, with Kopin’s assistance, to conduct continuous R&D on LED epitaxial wafers and die products. A mini-size die processing front-end line should be set up at KTC for this purpose.

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4.	Kopin has existing and future Japanese and US customers. Kopin will continue to sell the LED dies to Japan and USA market, and has the marketing rights in Japan and USA for the JV. However, JV can also sell LED dies to Japan by itself, provided that the target customers are not the Kopin existing LED customers.

5.	Kopin will stop LED dies and Epi production after transfer of technologies and equipments to JV.

C. Bright LED’s Contribution and Obligations

1.	In addition to its cash contribution as described under A.2 above, Bright LED will be responsible for setting up the factory in China, including the facilities, commercial registrations, and the initial China local operations management team. However, the JV will pay for the actual cost incurred during the setting up the factory. The final decision of these matters will be mutual between Kopin, Bright LED, and KTC.

2.	Bright LED will assist the JV to set up the local sales channel for selling the LED dies to the Greater China Region (Taiwan, China and Hong Kong) LED packaging customers.

3.	Bright LED will purchase LED dies from the JV at the reasonable market prices to ensure the JV’s production capacity is utilized to a reasonable level.

4.	Bright LED will provide market information to the JV for correct product definitions.

D. Management Team

1.	Chairman of Bright LED will act as the first Chairman of the JV, and Chairman of Kopin will act as the first Vice Chairman of the JV.

2.	Kopin is responsible for identifying the necessary technical and senior managers who have the relevant experience in LED Die and Epi Manufacturing. Kopin will conduct the initial interview and the JV will conduct the final interview.

3.	Around 10-20% of annual profits are reinvested to JV for the management team.

E. China Factory Location and Facilities Setup

1.

The factory in China will be set up in the town of Gaobu, Dongguan city, Guangdong province. The advantage of the location is that the local government can provide very good administrative supports. Bright LED

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group’s factories have been operating in this town for a long time and have a very close relationship with the local government. This will ensure the JV can have a smooth relationship with the government.

2.	To bring up the operation in the shortest possible time, an existing factory premise with about or less than 10,000 square meters can be rented. Clean room and production facilities can be set up within 3 months. The longer term plan is to build a self-owned factory building.

F. Production Equipments

1.	Kopin has provided a list of existing production equipments, with their original purchase price and the depreciated book value. The JV can evaluate whether to acquire the equipments to be used in the LED Epi and LED Die Manufacturing lines.

2.	For the equipments which are essential for the China production, they will be transferred to the JV at the book value, on condition that the total transfer price which includes the book value plus shipping cost, insurance cost and re-setup cost is not higher than newly available market price for the equipment with comparable performance. In case the market price for the equipment is lower than the book value, the transfer price should be negotiated.

3.	For the equipment which is not needed by the JV, even though it is on the Kopin’s list, the JV is not obligatory to buy it from Kopin.

4.	For equipments acquired by the JV from Kopin, the shipping cost (either by air or by sea), insurance cost and the equipment re-setup cost shall be paid by the JV.

G. External Funding Source

1.	For the external funding of US$5M, Kopin and Bright LED shall split the responsibility and right to invite investors 50%-50%. However, this split is flexible.

2.	The minimum investment lot for external investors is US$100k.

H. Milestones and Project Team

1.	Kopin, Bright LED, and KTC shall each nominate a project manager to conduct the setting up of this production line in China.

2.	Detailed tasks will be discussed in the middle of December.

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3.	The milestones are listed here, but not limited to :

(symbol for responsibility – “K” for Kopin; “B” for Bright LED; “2” for both parties together, “T” for management team of the JV)

i.	(2) Project team set up with existing Kopin and Bright LED staff
ii.	(K then B) Recruit full time member of the future management team
iii.	(2) Company registration in oversea location and China
iv.	(B) Identify an existing factory premise for renting
v.	(K) Process documentation preparation
vi.	(K) Process equipment description preparation
vii.	(2) Equipment acquisition list preparation and negotiation
viii.	(2) Factory facilities layout design
ix.	(B) Facilities and clean room build up
x.	(K) Equipment ship out preparation
xi.	(T) Equipment receiving and installation
xii.	(K) Conduct process training
xiii.	(T) Process set up and test running
xiv.	(T) Pilot run, process and product qualification
xv.	(T) Start mass production and sales of products

I. Confidentiality

Bright	LED, Kopin, and KTC mutually agree to keep this JV negotiation and related documents strictly confidential.

The	above Agreement is signed by Kopin, Bright LED, and KTC with official signatures below:

Kopin Corporation	Bright LED Electronics Corporation

Dr. John Fan	Sany Liaw
Chairman and CEO	Chairman and President

KTC

Dr. Chi C. Hsieh
Chairman

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